Exhibit 99.B(p)(7)

NEUBERGER BERMAN

CODE OF ETHICS

Last Updated:	31 January 2025
Policy Owner:	NB Central Compliance
Previous Versions:	16 January 2024
1 July 2023
13 January 2023
30 June 2022
31 March 2022
18 January 2022
26 January 2021
January 2019
January 2018
January 2016
January 2013
May 2011

CODE OF ETHICS

This Code of Ethics (the "Code") is adopted by the North-American based registered investment advisers (the “NB Advisers”)1 of Neuberger Berman Group LLC (the “Firm”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”), the Neuberger Berman Group of Funds (the “NB Funds”) and any NB Adviser that serves as investment adviser or sub-adviser to the NB Funds or other non-NB Funds (collectively, the “Funds”) pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “Company Act”).

Any questions relating to this document should be brought to the attention of your designated Chief Compliance Officer or the firm’s Head of Compliance, Brad E. Cetron.

By accepting employment with the Firm, you have agreed to be bound by this Code of Ethics. On an annual basis you will be required to certify in writing your understanding of, and adherence to, this Code and your intention to comply with its requirements (including any amendments).

1 Neuberger Berman Investment Advisers LLC (“NBIA”), NB Alternatives Advisers LLC (“NBAA”), Neuberger Berman Canada ULC (“NB Canada”), Neuberger Berman Loan Advisers LLC, Neuberger Berman Loan Advisers II LLC, Neuberger Berman Loan Advisers IV LLC, and Neuberger Berman BD LLC (“NBBD”). This Code also applies to Neuberger Berman Trust Company N.A. and Neuberger Berman Trust Company of Delaware N.A.

Table of Contents

Statement of General Principles		4
A.	General Prohibitions	5
B.	Definitions	5
C.	Code Policies	11
1.	Covered Accounts	11
2.	Initial Public Offerings	11
3.	Information Barrier	11
4.	Transactions in Restricted List Securities	12
5.	Private Placements	12
6.	Digital Assets	12
7.	Dissemination of Client Information	13
8.	Gifts and Entertainment	13
9.	Related Issuer	13
10.	Trading Opposite Clients	14
11.	Service on a Board of Directors	14
12.	Limitations on Short and Long Positions	14
13.	Transactions in Shares of Funds	15
14.	Transactions in Futures, Swaps, Forwards and Commodities	15
15.	Transactions in Options and Warrants	15
16.	Sanctions	15
17.	Violations	16
D.	Reporting Requirements	16
1.	Reports by Access Persons	16
2.	Reports by Disinterested Directors/Trustees	18
3.	Exceptions to Reporting Requirements	18
4.	Notification of Reporting Obligations	18
E.	Code Procedures	18
1.	Maintenance of Covered Accounts	18
2.	Pre-Clearance of Securities Transactions	19
3.	Blackout Period	20
4.	Price Restitution	20
5.	Holding Period	22
6.	Code Procedures Monitoring	23
F.	NB Funds’ Ethics and Compliance Committee	23
G.	Annual Report to the NB Funds’ Board	23
H.	Administration	23
I.	Recordkeeping	24
EXHIBIT A - Applicability of Code Procedures to Temporary Access Persons		26

Statement of General Principles

The Code is designed to ensure, among other things, that employees put Client interests first and conduct their activities in a manner consistent with applicable Federal Securities Laws. The following principles shall govern the personal investment activities of all individuals subject to this Code:

•	Employees must at all times place the interests of Clients ahead of their personal interests - Client trades have priority over personal securities trades.
•	Personal securities transactions must be conducted in accordance with this Code and in such a manner as to avoid any actual, perceived or potential conflict of interest or abuse of an employee’s position of trust and responsibility.
•	Employees should not take advantage of their position to benefit themselves at the expense of any Client.
•	In personal securities investing, employees should follow a philosophy of investment rather than trading.
•	Employees must comply with applicable Federal Securities Laws.

A.	General Prohibitions

No person associated with the NB Advisers or the Firm, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client, shall:

•	Employ any device, scheme or artifice to defraud any Client;
•	Make any untrue statement of a material fact to any Client or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client;
•	Engage in any manipulative practice with respect to any Client;
•	Engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security; or
•	Engage in any transaction intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

B.	Definitions

The following words have the following meanings in this Code:

Access Person

a.	Any employee, officer, director of any NB Adviser or NB Fund (or any company controlled by the NB Advisers) and their Immediate Family Members;
b.	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by any NB Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the NB Fund regarding the purchase or sale of Covered Securities; and
c.	Any temporary employee, consultant, contractor, intern or other person engaged by the Firm for a period of ninety (90) days or more who performs advisory functions (i.e., provides investment advice) on behalf of any NB Adviser or NB Fund (“Temporary Access Person”). See Exhibit A for applicability of Code Procedures to Temporary Access Persons.

Advisory Person

An Access Person of the NB Advisers who, in connection with his or her regular functions or duties, makes, or participates in making, recommendations regarding the purchase or sale of Covered Securities by a Related Client. The determination as to whether an individual is an Advisory Person shall be made by the Legal and Compliance Department, taking into consideration the following roles and responsibilities: Portfolio Manager, Traders, Analysts (credit/research) and any member on any of their respective teams, including administrative staff.

Beneficial Interest

An employee has a Beneficial Interest in an account if they may profit or share in the profit from transactions. In general, a person is regarded as having direct or indirect Beneficial Interest in securities held in his or her name, as well as:

•	in the name of an Immediate Family Member;
•	in his or her name as trustee for himself or herself or for his or her Immediate Family Member;
•	in a trust in which he or she has a Beneficial Interest or is the settlor with a power to revoke;
•	by another person and he or she has a contract or an understanding with such person that the securities held in that person's name are for his or her benefit;
•	in the form of acquisition rights of such security through the exercise of warrants, options, rights, or conversion rights;
•	by a partnership of which he or she is a member;
•	by a corporation which he or she uses as a personal trading medium;
•	by a holding company which he or she controls; or
•	any other relationship in which a person would have beneficial ownership under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Interest shall apply to all securities which an Access Person has or acquires.

Any employee who wishes to disclaim a Beneficial Interest in any securities must submit a written request to the Legal and Compliance Department explaining the reasons therefore. Any disclaimers granted by the Legal and Compliance Department must be made in writing. Without limiting the foregoing, if a disclaimer is granted to any employee with respect to an account of an Immediate Family Member, the provisions of this Code applicable to such employee shall not apply to the Immediate Family Member for which such disclaimer was granted. However, if the Immediate Family Member whose account was disclaimed is also an employee of an NB Adviser, the sections of this Code applicable to employees would still be applicable to the employee’s Immediate Family Member.

Blind Trust

A trust in which an Access Person has Beneficial Interest or is the settlor with a power to revoke, with respect to which the Legal and Compliance Department has determined that such Access Person has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein, provided, however, that direct or indirect influence or control of such trust is held by a person or entity not associated with the Firm and not a relative of such Access Person.

Client

An investment advisory account, including, but not limited to, the Funds, other commingled investment vehicles and separate accounts for which any of the NB Advisers provides investment advice, management or exercises discretion.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Generally, any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company (Section 2(a)(9) of the Company Act).

Covered Account

An account held in the name of an Access Person where the Access Person has, or is deemed to have, a Beneficial Interest, including investments held outside of an account over which an Access Person has physical control, such as a stock certificate.

Covered Security

a.	Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;
b.	Shares of any Fund; and
c.	Exchange Traded Funds and closed-end funds registered under the Company Act.

The term Covered Security does not include:

a.	Direct obligations of the Government of the United States, its territories or States or Related Securities thereof, (including short term debt securities that are government securities within the meaning of the law);
b.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments including repurchase agreements; and
c.	Shares issued by registered open-end investment companies for which any NB Adviser does not act as investment adviser, sub-adviser or distributor provided such shares are held directly with the fund company in a mutual fund account and not in a third-party brokerage account unless the Access Person has obtained prior written approval from the Legal and Compliance Department to maintain such account.

De minimis Restitution

Price restitutions that result in less than $2500 collectively (which may be updated from time to time) or where the gain to be received by each underlying Client account is less than $100.

Digital Asset

A “Digital Asset” is broadly defined as any digital representation of value which is recorded on a cryptographically secured distributed ledger technology (blockchain). Digital Assets include, but are not limited to, virtual currencies and cryptocurrency (including crypto tokens) and Stablecoins. A particular digital asset may or may not meet the definition of “security” under the federal securities laws. Any references herein to “Digital Assets” should be interpreted as encompassing all forms of digital assets such as Bitcoin, Ethereum, Ripple, and all other types of cryptocurrencies or crypto coins.

Digital Asset Derivative

A Digital Asset Derivative is one whose value is based on or derived from the value of a Digital Asset such as options, futures and swaps on a Digital Asset.

Disinterested Director/Trustee

A person who serves as director/trustee of an NB Fund and is not otherwise affiliated with an NB Fund.

Domestic Partnership

An interpersonal relationship between two individuals who live together and share a common domestic life (“Domestic Partners”).2

Equity Advisory Person

Solely for Covered Accounts maintenance purposes, an Advisory Person who is a member of an equities portfolio management team or the Equity Research Department.

Ethics and Compliance Committee

The Ethics and Compliance Committee of the NB Funds (except the NB Registered Private Equity Funds).

Exchange Traded Fund

Unit investment trusts or open-ended investment companies registered under the Company Act that trade on a national stock exchange.

Exempt Transactions

Transactions that may be exempt from certain provisions of the Code such as, pre-clearance, minimum holding period, or blackout periods. Exempt Transactions are not exempt from the general provisions of the Code including reporting requirements. The following have been defined as Exempt Transactions:

a.	Transactions in Managed Accounts.
b.	Transactions made automatically in accordance with a predetermined schedule and allocation, such as part of a dividend reinvestment plan (“DRIP”).
c.	An involuntary purchase effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

2 The above definition is being used solely for purposes of this Code of Ethics and should not be construed as the applicable definition for other purposes (e.g., employee benefits).

d.	The acquisition or disposition of securities through stock dividends, stock splits, reverse stock splits, mergers, margin calls, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.
e.	Securities transactions effected in Blind Trusts.
f.	A transaction by an NB Fund Disinterested Director/Trustee unless at the time of such transaction, the Disinterested Fund Director/Trustee, knew or should have known that, during the fifteen calendar day period immediately preceding or, after the date of the transaction by the Disinterested Director/Trustee, such security was purchased or sold by the NB Fund or was being considered for purchase or sale for Clients of the NB Adviser, provided that the foregoing does not apply if the Disinterested Fund Director/Trustee gains knowledge that such security was held by the NB Fund due to public disclosure on the NB Fund’s website of such holding.
g.	Transactions in the following broad-based security indices: S&P 500, NASDAQ, 7-10 Year Treasury Bond Index, 20+ Year Treasury Bond Index, Russell 2000 and Dow Jones Industrial Average, Vanguard S&P 500 ETF (VOO), iShares Core S&P 500 ETF (IVV)[3]
h.	Other transactions designated in writing by the Legal and Compliance Department.

Federal Securities Laws

The Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Company Act, the Advisers Act, the Sarbanes-Oxley Act of 2002 (as applicable), Title V of the Gramm- Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Fund

Any investment company, and series thereof, registered under the Company Act for which any NB Adviser is the investment manager, investment adviser, sub-adviser, administrator or distributor.

iCompliance

The Firm’s proprietary employee compliance dashboard that facilitates the disclosure, reporting and monitoring of a number of key compliance requirements pursuant to the Firm’s Code of Ethics and Code of Conduct.

Immediate Family Member

a.	An Access Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, Domestic Partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in- law (including adoptive relationships) who share the same household as the Access Person or to whom the employee provides material financial support; and
b.	Any other relative or person who shares the same household as the Access Person or to whom the employee provides material financial support and is deemed to be an Immediate Family Member by the Legal and Compliance Department.

Legal and Compliance Department

3 Transactions involving a futures contract or swap on the broad-based security indices are prohibited.

The Neuberger Berman Legal and Compliance Department.

Limited Access Person

An Access Person’s Immediate Family Member who would otherwise be an Access Person but who is determined by the Legal and Compliance Department to be a Limited Access Person considering factors including, but not limited to, whether the Immediate Family Member shares the same household as the Access Person and is financially dependent on the Access Person.

Limited Access Person Account

An account in the name of a Limited Access Person held at the Firm. A Limited Access Person Account may be treated as a Managed Account at the discretion of the Legal and Compliance Department.

Managed Account

A Covered Account where full control and investment discretion has been delegated pursuant to an investment advisory agreement that includes the payment of a management fee to: 1) an unrelated third-party investment manager, or 2) a Neuberger Berman portfolio management team of which the employee is not a member. A Limited Access Person Account may be treated as a Managed Account at the discretion of the Legal and Compliance Department.

NB Advisers

The Firm’s North American-based investment advisers: Neuberger Berman Investment Advisers LLC, Neuberger Berman Canada ULC, Neuberger Berman BD LLC, NB Alternatives Advisers LLC, Neuberger Berman Loan Advisers LLC, Neuberger Berman Loan Advisers II LLC, Neuberger Berman Loan Advisers IV LLC, Neuberger Berman Trust Company N.A., and Neuberger Berman Trust Company of Delaware N.A.

NB Closed-End Fund (“CEF”) Insider

An Access Person who is a director, officer or principal stockholder (holder of more than 10% of a class of reportable securities) of any company that has a class of equity securities registered pursuant to Section 12 of the Exchange Act and is subject to beneficial ownership reporting obligations under Section 16. Obligations apply to all insiders of the closed-end funds (“NB CEF”) as well as to NBIA and certain of its affiliated persons.

NB Funds

The NB Group of Funds.

Private Placement

An offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act.

Related Client

A Client account, including a proprietary account consisting of seed capital during the incubation period, for which an Advisory Person or the portfolio management team of which the Advisory Person is a member, has or is deemed to have, investment decision-making authority or is responsible for maintaining and/or reviewing information pertaining to the account.

Related Issuer

An issuer with respect to which an Advisory Person or their Immediate Family Member: (i) has a material business relationship with such issuer or any promoter, underwriter, officer, director, or employee of such issuer; or (ii) is an Immediate Family Member of any officer, director or senior management employee of such issuer.

Related Security

A Related Security is one whose value is based on or derived from the value of an underlying security, including convertible securities and derivative securities such as options, futures, swaps, and warrants.

Security Held or to be Acquired by a Client

Any Covered Security (or Related Security) that within the most recent fifteen (15) days:

•	is or has been held by a Client, or
•	is being or has been considered by a NB Adviser for purchase by such Client.

Trading Desk

The Neuberger Berman Trading Desk.

C.	Code Policies

1.	Covered Accounts

Access Persons who are not Equity Advisory Persons are generally permitted to maintain their Covered Accounts at Neuberger Berman, or with prior approval from the Legal and Compliance Department, at Fidelity Investments (“Fidelity”). Equity Advisory Persons are required to maintain their Covered Accounts at Neuberger Berman.4

Canadian Employees Only. Employees in Canada are required to maintain their Covered Accounts at RBC and to ensure that any accounts opened are added to the electronic feed between Neuberger Berman and RBC.

2.	Initial Public Offerings

Access Persons are generally prohibited from acquiring direct or indirect beneficial ownership of any equity security in an initial public offering.

3.	Information Barrier

The Firm has adopted Information Barrier Policies and Procedures (the “Policy”). All Access Persons are required to be familiar with the Policy and shall certify, on an annual basis, that they have read, understood and complied with the requirements of this Code and the Policy.

4 See Section E(1) for information related to Maintenance of Covered Accounts.

4.	Transactions in Restricted List Securities

Access Persons may obtain material non-public information (“MNPI”) or establish special or “insider” relationships with one or more issuers of securities (e.g., the employee may become an officer or director of an issuer, a member of, or in discussions leading to the formation of, a creditor committee that engages in material negotiations with an issuer, and so forth). In such cases, the Access Person should keep in mind that they are subject to the Firm’s Information Barrier Policies and Procedures.

5.	Private Placements

Access Persons may not acquire direct or indirect Beneficial Interest in any Private Placement (also referred to as private securities transactions ) without prior written approval from the Legal and Compliance Department and such other persons as may be required. Private Placements include, but are not limited to, any interest in a hedge fund, private equity vehicle or other similar private or limited offering investment.5

Approval of a Private Placement shall take into account, among other factors, whether: i) the investment opportunity should be reserved for a Client, and ii) the opportunity is being offered to the individual by virtue of his or her position with the Firm, the NB Adviser or his or her relationship with or to the Client or the issuer of the Private Placement. Additional capital investments (other than capital calls related to the initially approved investment) in a previously approved Private Placement require a new approval.

Advisory Persons who hold a previously approved Private Placement and are subsequently involved, or play a part in the consideration of the same Private Placement as an investment for a Related Client, must inform the Legal and Compliance Department of their personal investment (or their Immediate Family Member’s investment). The decision to invest in the Private Placement for a Related Client will be determined by the Legal and Compliance Department and other relevant parties as deemed necessary for the review process.

Access Persons’ Private Placement redemptions are subject to review and approval by the Legal and Compliance Department.

6.	Digital Assets

Access Persons transacting in Digital Assets are required to disclose their coin-exchange accounts (“Digital Assets Accounts”)6 and obtain prior approval for Digital Asset transactions by submitting a pre-clearance request in iCompliance. All Digital Assets transactions executed in Digital Assets Accounts are subject to the 60 calendar day holding period.

 5 Employees do not require pre-approval for private investments made through Employee Investment Solutions (“EIS”). The investments will be added to iCompliance on the employee’s behalf. The employee remains responsible for ensuring that all their investments are accurately reflected in iCompliance.

6 For example, Coinbase, Kraken, Robinhood, etc.

Same-Day Blackout Period. An Advisory Person may not buy or sell a Digital Asset on a day during which a Related Client account executes a “buy” or “sell” order in the same Digital Asset or a Digital Asset Derivative. Purchases that occur on the same day will be required to be “broken.” Any losses will be incurred by the Advisory Person and any gains (including gains disgorged from a sale on the same day) may be donated to a charitable organization designated by the Firm.

Quarterly iCompliance Certification. Within 30 days of each calendar quarter-end, Access Persons are required to certify that:

i.	all Digital Assets Accounts have been disclosed;
ii.	Any Digital Assets transactions executed during the reporting quarter were pre-cleared; and
iii.	Digital Assets transactions have complied with the required 60 calendar day holding period.

In addition, Advisory Persons who transact in Digital Assets for Related Client accounts are also required to provide evidence of any Digital Assets transactions executed during the reporting period.

7.	Dissemination of Client Information

Access Persons are prohibited from revealing material information relating to current or anticipated investment intentions, portfolio transactions or activities of Client/Funds except to persons whose responsibilities require knowledge of such information.

8.	Gifts and Entertainment

The Firm has adopted the Gifts & Entertainment Policy and Procedures to which all employees are subject. Access Persons are required to obtain prior approval from their manager and the Legal and Compliance Department before giving or receiving any gift, to or from any Commercial Partner7 and are also subject to the entertainment pre-approval and reporting thresholds provided in the Firm’s policy.

9.	Related Issuer

Advisory Persons are required to disclose to the Legal and Compliance Department when they play a part in any consideration of an investment by a Client in a Related Issuer. The decision to purchase securities of the Related Issuer for a Client will be determined by the Legal and Compliance Department and other relevant parties as deemed necessary for the review process.

7 As defined in the Gift & Entertainment Policy and Procedures.

10.	Trading Opposite Clients

No Advisory Person or Advisory Person of a Fund may execute transactions in a Covered Security held in a Covered Account that would be on the opposite side of any trade in a Related Client account that was executed within 5 business days prior to the trade in the Covered Account ("Opposite Side Trade"). For example, if an Advisory Person executes a purchase of shares of Company XYZ on Monday, February 1st for a Related Client account(s), that Advisory Person and their team will be prohibited from executing a sale of shares of Company XYZ for their Covered Accounts between the time when the Related Client order was submitted on Monday, February 1st through the close of trading on Monday, February 8th.

Notwithstanding the foregoing, an Advisory Person or Advisory Person of a Fund (or their team member) may execute an Opposite Side Trade for the following reasons:

•	to capture a gain or loss for tax purposes;
•	the Advisory Person or Advisory Person of a Fund sold the security for the Related Client account in order to raise cash;
•	the Advisory Person or Advisory Person of a Fund bought the security for the Related Client account as part of the initial investment of the Related Client account or investments were made as a result of additional funds contributed to an existing Related Client account;
•	securities transactions effected in Blind Trusts;
•	securities transactions that are non-volitional on the part of the Advisory Person or Advisory Person of a Fund. Non-volitional transactions include shares obtained or redeemed through a corporate action (e.g., stock dividend) or the exercise of rights issued by an issuer pro rata to all holders of a class of securities; or
•	other such exceptions as may be granted by the Legal and Compliance Department.

11.	Service on a Board of Directors

Access Persons are prohibited from serving on the board of directors of any public or private company without prior written approved from the Legal and Compliance Department, including positions undertaken as part of NB work-related responsibilities.8

12.	Limitations on Short and Long Positions

Advisory Persons are not permitted to: a) sell short any security (or Related Security) that they hold or intend to hold for a Related Client; or b) buy a long position in a security (or Related Security) if they have or intend to create a short position in the same security for a Related Client. Notwithstanding the foregoing, certain types of transactions may be permitted with prior approval from the Legal and Compliance Department and the CIO (or designee), such as

8 Request must be made through iCompliance by completing the Outside Affiliation request form. For positions held with outside companies in connection with an employee’s NB work-related responsibilities, the submitter should select the appropriate choice indicating that the position is being undertaken as part of the employee’s NB work-related responsibilities.

i.	A purchase to cover an existing short position, except that if an Advisory Person intends to create a long position for a Related Client in the same security, all Related Client transactions must be completed before the Advisory Person can cover their short position.
ii.	A short sale against a broad-based index. Approved broad-based indices include the S&P 500, NASDAQ, 7-10 Year Treasury Bond Index, 20+ Year Treasury Bond Index, Russell 2000 and Dow Jones Industrial Average. Any other broad-based index must be approved by the Legal and Compliance Department before engaging in any short sales against such index.
iii.	A short sale to hedge an existing security position provided the hedging activity is proportionate to the account.
iv.	Any approvals granted under this section will not relieve the Advisory Person from being subject to Price Restitution.

13.	Transactions in Shares of Funds

a.	All trading in shares of a Fund is subject to the terms of the prospectus and the Statement of Additional Information of the Fund.
b.	No Access Person may engage in excessive trading, late trading or market timing in any shares of any Fund.

14.	Transactions in Futures, Swaps, Forwards and Commodities

The Firm is subject to regulatory requirements mandating the monitoring of certain financial instruments positions held by client accounts, and in some cases, employee personal accounts. To minimize the regulatory risk to the Firm and ensure the focus is on required client monitoring, Access Persons are prohibited from entering into any transaction (long or short) involving a futures contract, swap, forward contract (including currency forwards), and commodities. Access Persons who join the Firm with such holdings must close out the positions at the earliest opportunity. Adding to, or rolling such positions is not permitted.

15.	Transactions in Options and Warrants

Access Persons are not permitted to enter into any transactions (long or short) involving the following:9

•	Warrants
•	Single-stock options (options on a single-name equity or narrow-based index)
•	Single-stock ETFs (ETFs where the underlying holding is a single-name stock) Transactions in options on broad-based indices continue to be permitted.

16.	Sanctions

The Firm shall have the authority to impose sanctions for violations of this Code. Such sanctions may include a letter of censure, suspension or termination of the employment of the violator, forfeiture of profits, forfeiture of personal trading privileges, forfeiture of gifts, or any other penalty deemed to be appropriate.

9 Effective July 1, 2023.

17.	Violations

Access Persons must report apparent or suspected violations in addition to actual or known violations of the Code to the Legal and Compliance Department. Access Persons are encouraged to seek advice from the Legal and Compliance Department with respect to any action or transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation. The types of reporting that are required under this Code include:

•	Non-compliance with applicable laws, rules, and regulations;
•	Fraud or illegal acts involving any aspect of the Firm’s business;
•	Material misstatements in regulatory filings, internal books and records, client records or reports;
•	Activity that is harmful to clients, including fund investors; and
•	Deviations from required controls and procedures that safeguard clients and the Firm.

D.  Reporting Requirements10

1.	Reports by Access Persons

a.	Initial Disclosure

i.	All Access Persons must disclose their Covered Accounts within 10 calendar days of becoming an Access Person. The initial holdings disclosure must include all Covered Accounts in which the Access Person has a direct or indirect Beneficial Interest. Access Persons may satisfy this requirement by providing copies of their account statements for all Covered Accounts to the Legal and Compliance Department (as applicable).

ii.	The information provided must be current as of a date no more than 45 days prior to the date the person became an Access Person.

iii.	Access Persons will be provided with a copy of the Code of Ethics and be required to acknowledge receipt of the Code.

10 All Code reporting disclosures are done through iCompliance.

b.	Quarterly Disclosure

i.	Within 30 days of the end of each calendar quarter, Access Persons must disclose securities transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest that occurred during the previous quarter. For each transaction executed during the quarter, the following information must be provided:

•	the date of the transaction;
•	type of transaction (buy, sell, short, cover, etc.);
•	name of security, exchange ticker, symbol or CUSIP number;
•	the number of shares, price and principal amount;
•	the broker, dealer or bank with, or through which, the transaction was effected; and
•	the interest rate and maturity date (as applicable).

ii.	The above requirement may be satisfied if information is being received by Neuberger Berman as stated in Section D(3).

c.	Annual Disclosure

i.	On an annual basis, Access Persons must affirm that all Covered Accounts have been reported and are reflected in iCompliance.

ii.	Access Persons are required to certify that they have read, understand, and complied with the Code of Ethics and the Information Barrier Policies and Procedures, and have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code.

iii.	The information provided must be current as of a date no more than 45 days of the date the report is submitted.

iv.	With respect to any Blind Trust in which an Access Person has a Beneficial Interest, such Access Person must certify that they do not exert any direct or indirect influence or control over the trustee by: a) suggesting or directing any particular transactions in the account, or b) consulting with the trustee regarding the allocation of investments in the account.

v.	With respect to any Managed Account managed by a third-party, Access Persons must certify that they do not exert any direct or indirect influence or control over the third-party manager by: a) suggesting or directing any particular transactions in the account, or b) consulting with the third-party manager regarding the allocation of investments in the account.

2.	Reports by Disinterested Directors/Trustees

A director/trustee of a NB Fund who is not an "interested person" of the NB Fund within the meaning of section 2(a)(19) of the Company Act, and who would be required to make a report solely by reason of being a NB Fund director/trustee, need not make:

a.	An initial holdings disclosure and annual holdings disclosure under Section D(1)(a) and (c) above; and

b.	A quarterly transactions disclosure under Section D(1)(b) above, unless the director/trustee knew or, in the ordinary course of fulfilling their official duties as a NB Fund director/trustee, should have known that during the 15-day period immediately before or after the director/trustee’s transaction in a Covered Security, the NB Fund purchased or sold the Covered Security, or the NB Fund or its investment adviser considered purchasing or selling the Covered Security, provided that the foregoing does not apply if the Disinterested Fund Director/Trustee gains knowledge that such security was held by the NB Fund due to public disclosure on the NB Fund’s website of such holding.

3.	Exceptions to Reporting Requirements

With regards to Section D(1)(b), Access Persons need not disclose holdings if such disclosure would duplicate information contained in trade confirmations or account statements (including electronic feeds of such information) received by Neuberger Berman. For purposes of the foregoing, the Legal and Compliance Department maintains (i) electronic records of all securities transactions effected through Neuberger Berman and Fidelity, and (ii) copies of any duplicate confirmations or electronic feeds that have been received by the Legal and Compliance Department with respect to securities transactions that, pursuant to exceptions granted by the Legal and Compliance Department, have not been effected through Neuberger Berman or Fidelity.

4.	Notification of Reporting Obligations

The Legal and Compliance Department shall identify all Access Persons who are required to make reports under the Code and inform them of their reporting obligations.

E.	Code Procedures

1.	Maintenance of Covered Accounts

a.	General Rules

i.	Access Persons who are not Equity Advisory Persons may maintain their Covered Accounts at Neuberger Berman, or with prior written approval from the Legal and Compliance Department, at Fidelity.

ii.	Equity Advisory Persons are required to maintain their Covered Accounts at Neuberger Berman.

iii.	Limited Access Persons are not required to keep their securities accounts at Neuberger Berman or Fidelity.

b.	Exceptions to Maintenance of Covered Accounts at Neuberger Berman or Fidelity:

i.	Managed Accounts. Any Access Person granted approval to maintain an external Managed Account is required to direct the third-party manager to provide duplicate copies of all trade confirmations, as well as copies of account statements to the Legal and Compliance Department.

ii.	DRIPs established directly with the issuer that have been approved by the Legal and Compliance Department and for which duplicate copies of confirmations and periodic statements are provided.

iii.	Other accounts as may be permitted by the Legal and Compliance Department.

2.	Pre-Clearance of Securities Transactions

a.	Access Persons

i.	Access Persons are required to pre-clear transactions in Covered Accounts not maintained at Neuberger Berman by submitting a pre-clearance request in iCompliance that is compared with the Firm’s Restricted List.

ii.	The Legal and Compliance Department reviews transactions for required trade pre-clearance and all transactions are subject to the Price Restitution review, subject to certain exceptions (see section E(4)).

b.	Equity Research Personnel

Advisory Persons who are members of the Firm’s Equity Research Department are subject to additional pre-approval requirements for their personal trading. Members of the Research Department should refer to the Equity Research Department’s Procedures for specific details.

c.	NB CEF Insiders

Access Persons who are NB CEF Insiders must obtain prior approval from mutual fund compliance before placing any transactions in the NB CEFs.

d.	Exceptions from Pre-Clearance Requirement

i.	Exempt Transactions

ii.	Other securities designated in writing by the Legal and Compliance Department

3.	Blackout Period

a.	Same Day – Advisory Persons of a Fund

i.	An Advisory Person of a Fund may not buy or sell a Covered Security (or a Related Security) on a day during which any Related Client executes either a “buy” or “sell” order in the same security (“Same Day Blackout Period”).

ii.	Purchases that occur within the Same Day Blackout Period will be required to be “broken.” Any losses will be incurred by the Covered Account and any gains (including gains disgorged from a sale within the Same Day Blackout Period) may be donated to a charitable organization designated by the Firm.

iii.	Certain Limited Access Person Accounts may be subject to the Same Day Blackout Period.

b.	Research Personnel

Advisory Persons who are members of the Firm’s Equity Research Department may be subject to a blackout period for their personal trading. Members of the Research Department should refer to the Equity Research Department’s Procedures for specific details.

4.	Price Restitution

a.	Same Day Price Restitution

i.	Access Persons

•	If an Access Person purchases or sells a Covered Security in a Covered Account and a Client purchases or sells the same security during the same day, the Access Person may not receive a more favorable price than that received by the Client.

ii.	Limited Access Persons

•	If an Advisory Person related to a Limited Access Person purchases or sells a Covered Security in the Limited Access Person Account and such Advisory Person purchases or sells the same security during the same day for a Related Client, the Limited Access Person Account may not receive a more favorable price than that received by the Related Client.

iii.	For the avoidance of doubt, a “purchase” includes a long buy, as well as a cover short, and a “sell” includes a long sell, as well as a short sale.

b.	Five(5)/One(1) Day Price Restitution – Advisory Persons

i.	If an Advisory Person purchases or sells a Covered Security within five (5) business days prior, or one (1) business day subsequent to a Related Client (“5/1 Price Restitution”), the Advisory Person may not receive a more favorable price than that received by the Related Client.

ii.	Certain Limited Access Person Accounts may be subject to the 5/1 Price Restitution.

iii.	For the avoidance of doubt, a “purchase” includes a long buy, as well as a cover short, and a “sell” includes a long sell, as well as a short sale.

c.	Price Restitution Execution

i.	Price restitution will generally be executed when there is a total gain of at least $2500 (which may be updated from time to time) from the difference in price received by the Access Person vs. the Related Client(s), and a gain of at least $100 (which may be updated from time to time) to each underlying Client Account.

ii.	With respect to the Funds, the Legal and Compliance Department reserves the right to review the individual restitutions below $2500 and may require payment of these amounts if facts and circumstances warrant.

iii.	Where restitution is required, preference shall be to provide the economic benefit to Clients where operationally, contractually or legally permitted. Where otherwise not feasible or permitted, restitution may be made by transfer, wire or check and shall be remitted to the Firm for donation to a charitable organization designated by the Firm.

d.	Exceptions to Price Restitution

i.	Exempt Transactions.

ii.	De minimis Restitution.

iii.	Transactions in non-Covered Securities.

iv.	Transactions arising through hedged options trading.

v.	Transactions in the Firm’s retirement contribution program.

vi.	Certain transactions related to the initial investment of a Related Client account or investments made as a result of additional funds contributed to an existing Related Client account communicated to the Legal and Compliance Department.

vii.	Other exceptions designated in writing by the Legal and Compliance Department.

5.	Holding Period

a.	Sixty (60) Day Holding Period

i.	All securities positions, including both long and short positions, established in any Covered Account must be held for at least 60 calendar days.

ii.	Access Persons are required to hold shares of any Fund for at least 60 calendar days. After the holding period has lapsed, Fund shares may be redeemed or exchanged; however, the redemption or exchange of such shares will result in a new 60-day holding period.

iii.	The holding period begins on the day of the transaction and is measured on a last-in, first-out (“LIFO”) basis.

b.	Exceptions to the Holding Period

i.	Transactions in Managed Accounts

ii.	U.S. Treasury obligations

iii.	Bona fide hedging transactions, identified as such to the Legal and Compliance Department prior to execution, on the following broad-based indices: S&P 500, NASDAQ, 7-10 Year Treasury Bond Index, 20+ Year Treasury Bond Index, Russell 2000 and Dow Jones Industrial Average.

iv.	Positions where at time of order entry, there is an expected loss of at least 10%. This exception does not apply to losses on options.

v.	Notwithstanding the foregoing, on a limited basis and with the prior approval of the Legal and Compliance Department and CIO (or designee), shares that have been held for at least one year may be sold even if additional shares of the same security were purchased in the last 60 calendar days.

vi.	The 60-day holding period for Funds shall not apply to:

•	Taxable and tax-exempt money market funds;
•	Variable annuity contracts for which a Fund does not serve as the underlying investment vehicle; and
•	Shares of an investment company that are purchased through an automatic investment program or payroll deduction.

vii.	The above exceptions shall not apply if, in the opinion of the Legal and Compliance Department, a pattern of excessive trading exists.

Any requests for exceptions to the holding period must be submitted to the Legal and Compliance Department.

6.	Code Procedures Monitoring

The Legal and Compliance Department will conduct post-trade monitoring of employee trades to ascertain that such trading conforms to the procedures above, and where required, that employees have obtained the necessary pre-trade approvals as may be applicable.

F.    NB Funds’ Ethics and Compliance Committee11

1.	The Ethics and Compliance Committee shall be composed of at least two members who shall be Disinterested Director/Trustees selected by the Board of Directors/Trustees of the Company/Trust (the “Board”).

2.	The Ethics and Compliance Committee shall consult regularly with the Legal and Compliance Department and/or the NB Funds Chief Compliance Officer and either the Committee or the Board shall meet no less frequently than annually with the Legal and Compliance Department and/or the NB Funds Chief Compliance Officer regarding the implementation of this Code. The Legal and Compliance Department shall provide the Ethics and Compliance Committee with such reports as are required herein or as are requested by the Ethics and Compliance Committee.

3.	On a quarterly basis, i) the NB Funds’ Chief Compliance Officer reviews with the Ethics and Compliance Committee violations of the Code, if any, and ii) the Chief Compliance Officers of NBIA and NBBD provide certifications to the NB Funds’ Board with respect to whether there were any material violations of the Code.

G.	Annual Report to the NB Funds’ Board

No less frequently than annually and concurrently with reports to the Board, the NB Funds Chief Compliance Officer shall furnish to the Funds, and the Board must consider a written report that:

•	describes any issues arising under this Code or procedures concerning personal investing since the last such report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

•	certifies that NBIA, the NB Funds or any NB Adviser, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and

•	identifies any recommended changes in existing restrictions or procedures based upon the fund's experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

H.	Administration

11 The Ethics and Compliance Committee is a committee for all the NB Funds except the NB Registered Private Equity Funds. On a quarterly basis, the NB Funds’ Chief Compliance Officer reviews with the Board of Directors/Trustees of the NB Registered Private Equity Funds (“PE Funds Board”) violations of the Code, if any; and on a quarterly basis the Chief Compliance Officers of NBIA, NBAA and NBBD provide certifications to the PE Funds’ Board with respect to whether there were any material violations of the Code.

1.	All Access Persons must be presented with a copy of this Code of Ethics upon commencement of employment and any amendments thereafter.

2.	All Access Persons are required to read this Code of Ethics and to acknowledge in writing that they have read, understood and agreed to abide by this Code of Ethics, upon commencement of employment and on an annual basis thereafter. In addition, Access Persons are required to read and understand any amendments thereto.

3.	All Access Persons are required to provide a list of their Covered Accounts.

4.	Access Persons who violate the rules of this Code of Ethics are subject to sanctions, which may include censure, suspension or termination of employment.

5.	Nothing contained in this Code of Ethics shall be interpreted as relieving any Covered Account from acting in accordance with the provisions of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of Access Persons.

6.	If any Access Person has any question with regard to the applicability of the provisions of this Code of Ethics generally or with regard to any securities transaction, he or she should consult with the Legal and Compliance Department.

7.	The Legal and Compliance Department may grant exceptions to the requirements of this Code based upon individual facts and circumstances. Exceptions granted will be documented and retained in accordance with record-keeping requirements. Exceptions will not serve as precedent for additional exceptions, even under similar circumstances.

I.	Recordkeeping

The Firm shall maintain the following records:

1.	A copy of this Code of Ethics and any Code of Ethics that has been in effect within the previous five years.

2.	Any record of any violation of this Code of Ethics and any action taken as a result of the violation. These records shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

3.	A copy of each report made by an Access Person as required by this Code of Ethics, including any information provided in lieu of the monthly reports. These records shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place.

4.	A record of all persons, currently or within the past five years, who are or were required to make reports under this Code of Ethics, or who are or were responsible for reviewing these reports. These records shall be maintained in an easily accessible place.

5.	A copy of each decision to approve an acquisition by an Access Person of any Private Placement. These records must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

EXHIBIT A

Applicability of Code Procedures to Temporary Access Persons

This section describes the requirements under the Code procedures applicable to Temporary Access Persons who will be engaged by the Firm for ninety (90) days or more and will perform advisory functions (i.e., provide investment advice) on behalf of any NB Adviser or NB Fund. The Legal and Compliance Department reserves the right to treat persons who the Firm will engage for less than ninety (90) days as Temporary Access Persons if it deems so appropriate. Absent specific mention in this section, Temporary Access Persons are subject to all other provisions of the Code.

C.8. Gifts and Entertainment and Anti-Corruption

Temporary Access Persons are required to comply with the firm’s Global Anti-Corruption Policy and Gifts & Entertainment Policy and Procedures. These policies include prohibitions on certain activities that could be seen as bribery (such as cash gifts to Commercial Partners) and contain other limits and restrictions on the provision or receipt of gifts and entertainment based on applicable law and internal policies. A copy of these policies may be obtained from NB Connect or from Human Capital Management and should be reviewed before providing any gifts and entertainment to, or receiving any gifts and entertainment from, any Neuberger Berman Commercial Partner. Please reach out to Human Capital Management if you have any questions.

C.17. Political Activities

Temporary Access Persons who are U.S. or Canadian Citizens or Permanent Residents may be required to comply with the firm’s Political Activity Policy. The policy may be obtained from NB Connect or from Human Capital Management and requires prior approval for political activities, including, but not limited to political contributions. Prior to engaging in any political activity, Temporary Access Persons should review the policy for required actions. Please reach out to Human Capital Management if you have any questions.

D.1.	Reporting Requirements – Temporary Access Persons

1.  Initial Disclosure

a.	All Temporary Access Persons must disclose their Covered Accounts within 10 calendar days of becoming a Temporary Access Person. The initial holdings disclosure must include all Covered Accounts in which the Temporary Access Person has a direct or indirect Beneficial Interest. Temporary Access Persons may satisfy this requirement by providing copies of their account statements for all Covered Accounts to the Legal and Compliance Department (as applicable).
b.	The information provided must be current as of a date no more than 45 days prior to the date the person became an Access Person.
c.	Temporary Access Persons will be provided with a copy of the Code of Ethics and be required to acknowledge receipt of the Code.

2.	Ongoing Disclosure

a.	Temporary Access Persons must provide the Legal and Compliance Department with duplicate statements of all Covered Accounts disclosed, on a monthly basis (or quarterly, as may be applicable) for their duration at the Firm.

E.1.	Maintenance of Covered Accounts

1.	Temporary Access Persons are not required to hold their Covered Accounts at Neuberger Berman, but must either 1) direct their broker, adviser or trustee, as applicable, to provide duplicate copies of all trade confirmations, as well as copies of account statements to the Legal and Compliance Department for their duration at the Firm, or 2) provide copies of their trade confirmations and account statements to the Legal and Compliance Department.

E.2.	Pre-Clearance of Securities Transactions

1.	Temporary Access Persons are required to pre-clear transactions in Covered Accounts by submitting a pre-clearance request in iCompliance.

E.3.	Same-Day Blackout Period

1.	A Temporary Access Person of a Fund may not buy or sell a Covered Security (or Related Security) on a day during which any Related Client executes either a “buy” or “sell” order in the same security (“Same Day Blackout Period”).

2.	Purchases that occur within the Same Day Blackout Period will be required to be “broken.” Any losses will be incurred by the Covered Account and any gains (including gains disgorged from a sale within the Same Day Blackout Period) may be donated to a charitable organization designated by the Firm.

E.4.	Price Restitution

1.	Same Day Price Restitution

a.	If a Temporary Access Person purchases or sells a Covered Security in a Covered Account and a Client purchases or sells the same security during the same day, the Temporary Access Person may not receive a more favorable price than that received by the Client.

2.	Five(5)/One(1) Day Price Restitution[12]

a.	If a Temporary Access Person purchases or sells a Covered Security within five (5) business days prior, or one (1) business day subsequent to a Related Client (“5/1 Price Restitution”), the Temporary Access Person may not receive a more favorable price than that received by the Related Client.

12 Applicable only if the Temporary Access Person is part of a portfolio management team or is otherwise involved in investment-related activities.

E.5.	Holding Period

1.	Sixty (60) Day Holding Period

a.	All securities positions, including both long and short positions, established in any Covered Account must be held for at least 60 calendar days.

b.	Temporary Access Persons are required to hold shares of any Fund for at least 60 calendar days. After the holding period has lapsed, Fund shares may be redeemed or exchanged; however, the redemption or exchange of such shares will result in a new 60-day holding period.

c.	The holding period begins on the day of the transaction and is measured on a last-in, first-out (“LIFO”) basis.

E.6.	Digital Assets

1.	Temporary Access Persons transacting in Digital Assets are required to disclose their Digital Assets Accounts in iCompliance and pre-clear Digital

Assets transactions by submitting a pre-clearance request in iCompliance. All Digital Assets transactions executed in Digital Assets Accounts are subject to the 60 calendar day holding period.

2.	Within 30 days of each calendar quarter-end, Temporary Access Persons are required to certify that:
i.	all Digital Assets Accounts have been disclosed;
ii.	Any Digital Assets transactions executed during the reporting quarter were pre-cleared; and
iii.	Digital Assets transactions have complied with the required 60 calendar day holding period.